FORM OF
INVESTMENT ADVISORY AGREEMENT

Investment Advisory Agreement (the "Agreement") dated this                                                                                                        day of              , 2011 by and between the
World Funds Trust, a Delaware statutory trust (herein called the "Trust"), and Union Street Partners, LLC, a Delaware limited liability company (the "Adviser") and a registered investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of one or more series of shares, each having its own investment policies and each with one or more separate classes of shares; and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory and management services to Union Street Partners Value Fund, a series of the Trust, subject to the control of the Trust's Board of Trustees (the "Board" or the "Trustees"), and the Adviser is willing to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be bound, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints the Adviser to act as the Adviser to the series of the
Trust listed in Schedule A (each a "Fund") for the period and on the terms set forth in this
Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Duties of the Adviser.

a.
The Trust employs the Adviser to manage the investments and reinvestment of the assets of each Fund, and to continuously review, supervise, and administer the investment program of each Fund, to determine in its discretion the securities to be purchased or sold, to provide the Trust and Commonwealth Shareholder Services, Inc. (the Administrator") with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board and to the Administrator, concerning the Adviser's discharge of the foregoing responsibilities.

b.
The Adviser shall discharge the foregoing responsibilities subject to the control of the Board and in compliance with such policies as the Board may from time to time establish, and in compliance with the objectives, policies, and limitations for each Fund as set forth in its prospectus and statement of additional information, as amended from time to time, and applicable laws and regulations.

c.	The Trust will instruct each of its agents and contractors to cooperate in the conduct of the business of each Fund.

d.
The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings, and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

e.
Any of the duties, responsibilities and obligations of the Adviser specified in this Section 2 and throughout the remainder of the Agreement with respect to the Fund may be delegated by the Adviser, at the Adviser's expense, to an appropriate party (a "Sub-Adviser"), subject to such approval by the Board and the shareholders of the Fund to the extent required by the 1940 Act. The Adviser shall oversee the performance of delegated duties by any Sub- Adviser and shall furnish the Board with periodic reports concerning the performance of the delegated responsibilities by such Sub-Adviser. The retention of a Sub-Adviser by the Adviser pursuant to this Paragraph (2)(e) shall in no way reduce the responsibilities and obligations of the Adviser under this Agreement and the Adviser shall be responsible to the Trust for all acts or omissions of any Sub-Adviser party in connection with the performance of the Adviser's duties under this Agreement. Insofar as the provisions of this Agreement impose any restrictions, conditions, limitations or requirements on the Adviser, the Adviser shall take measures through its contract with, or its oversight of, the Sub-Adviser that attempt to impose similar (insofar as the circumstances may require) restrictions, conditions, limitations or requirements on the Sub-Adviser.

3. Fund Transactions.

a.
The Adviser is authorized to select the brokers and dealers that will execute the purchases and sales of Fund securities for each Fund and is directed to use its best efforts to obtain the best price and execution for each Fund's transactions in accordance with the policies of the Trust as set forth from time to time in each Fund's prospectus and statement of additional information. The Adviser will promptly communicate to the Trust and to the Administrator such information relating to Fund transactions as they may reasonably request.

b.
It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Trust to an unaffiliated broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by each Fund's prospectus and statement of additional information. Subject to the foregoing, the Adviser may direct any transaction of each Fund to a broker which is affiliated with the Adviser in accordance with, and subject to, the policies and procedures approved by the Board pursuant to Rule 17e-1 under the 1940 Act. Such brokerage services are not deemed to be provided under this Agreement.

4. Compensation of the Adviser.

a.
For the services to be rendered by the Adviser under this Agreement, each Fund shall pay to the Adviser, and the Adviser will accept as full compensation, a fee accrued daily at the annual rates, listed in Schedule A, on the average net assets of each Fund and paid monthly.

b.	All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with the management of each Fund. Notwithstanding the foregoing, each Fund shall pay the expenses and costs of each Fund for the following:

a.	Taxes;
b.	Brokerage fees and commissions with regard to Fund transactions;
c.	Interest charges, fees and expenses of the custodian of the securities;
d.	Fees and expenses of the Trust's transfer agent and the Administrator;

e.      Its proportionate share of auditing and legal expenses;

f.	Its proportionate share of the cost of maintenance of corporate existence;

g.	Its proportionate share of compensation of the Trustees who are not interested persons of the Adviser as that term is defined by the 1940 Act;

h.	Its proportionate share of the costs of corporate meetings;

i.	Federal and State registration fees and expenses incident to the sale of shares of each Fund;

j. Costs of printing and mailing prospectuses for each Fund's shares, Fund reports and notices to existing shareholders;

k. The advisory fee payable to the Adviser, as provided in paragraph 5 herein;

l. Costs of recordkeeping (other than investment records required to be maintained by the Adviser) and daily pricing;

m. Distribution expenses in accordance with any Distribution Plan as and if approved by the shareholders of each Fund; and

n. Expenses and taxes incident to the failure of each Fund to qualify as a regulated investment company under the provisions of the Internal Revenue Code of 1986, as amended, unless such expenses and/or taxes arise from the negligence of another party.

6.
Reports. The Trust and the Adviser agree to furnish to each other, if applicable, current information required for the preparation by such parties of prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of their financial statements, and to furnish to each other such other information and documents with regard to their affairs as each may reasonably request.

7.
Status of the Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. Pursuant to comparable agreements, the Trust may also retain the services of the Adviser to serve as the investment adviser to other series of the Trust.

8.
Books and Records. In compliance with the requirements of the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by the 1940 Act, and the rules or orders thereunder, the records required to be maintained by the 1940 Act.

9.
Limitation of Liability of Adviser. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. (As used in this Paragraph 10, the term "Adviser" shall include Trustees, officers, employees and other agents of the Adviser as well as the entity itself).

10.
Permissible Interests. Trustees, agents, and shareholders of the Trust are, or may be interested in the Adviser (or any successor thereof) as Trustees, officers, or shareholders, or otherwise; Trustees, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise. In addition, brokerage transactions for the Trust may be effected through affiliates of the Adviser if approved by the Trust's Board, subject to the rules and regulations of the U.S. Securities and Exchange Commission, and the policies and procedures adopted by the Trust.

11.
Duration and Termination. This Agreement shall become effective on the date first above written subject to its approval by the shareholders of each Fund and unless sooner terminated as provided herein, shall continue in effect for two (2) years from that date. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually (a) by the vote of a majority of those members of the Trust's Board who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of either the Board or of a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of each Fund. Notwithstanding the foregoing, this Agreement may be terminated by each Fund or by the Trust at any time on sixty (60) days' written notice, without the payment of any penalty, provided that termination must be authorized either by vote of the Board or by vote of a majority of the outstanding voting securities of each Fund or by the Adviser on sixty (60) days' written notice. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

12.
Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of each Fund's outstanding voting securities (as defined in the 1940 Act).

13.
Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the address stated below, or at such other address as either party may advise in writing:

a. To the Trust at: 8730 Stony Point Parkway Suite 205, Richmond, Virginia 23235

b. To the Adviser at: 201 N. Union Street, Alexandria, Virginia 22314

14.
Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

15.
Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Virginia, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16.	Entire Agreement. This Agreement consists of the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior writings and understandings related thereto.

17.
Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.
UNION STREET PARTNERS, LLC
BY:

[TITLE]
WORLD FUNDS TRUST
BY:
[TITLE]

SCHEDULE A TO
ADVISORY AGREEMENT

BY AND BETWEEN

UNION STREET PARTNERS, LLC
AND WORLD FUNDS TRUST
For the services to be rendered by the Adviser under this Agreement, each Fund shall pay to the Adviser, and the Adviser will accept as full compensation, a fee accrued daily at the annual rates, listed in the table below, on the average net assets of each Fund and paid monthly:
Fund                                                                Annual Rate

Union Street Partners Value Fund                                                                 1.00%